EXHIBIT 11 - STATMENT RE: COMPUTATION OF PER SHARE EARNINGS


YEAR ENDED JULY 31,


				 1996             1995             1994


					 (AMOUNTS IN THOUSANDS,
					 EXCEPT PER SHARE DATA)

PRIMARY
  AVERAGE SHARES OUTSTANDING     10,736          10,736            10,797

  INCOME FROM CONTINUING
  OPERATIONS                     $4,631          $6,738            $8,243


NET (LOSS)/INCOME               $(1,536)         $4,863            $7,884

PER SHARE AMOUNTS:

INCOME FROM CONTINUING
OPERATIONS                         $.43            $.63             $0.76


NET (LOSS)/INCOME                 $(.14)           $.45             $0.73

FULLY DILUTED

  AVERAGE SHARES OUTSTANDING      10,736         10,736            10,797

  ASSUMED CONVERSION OF
     CONVERTIBLE DEBENTURES       11,821         11,821            11,822

	 TOTAL                    22,557         22,557            22,619


INCOME FROM CONTINUING
OPERATIONS                        $4,631         $6,738            $8,243

ADD CONVERTIBLE DEBENTURES
  INTEREST AND AMORTIZATION
  OF DEFERRED CHARGES, NET
  OF INCOME TAXES                  4,386          4,670             4,373

	 TOTAL                    $9,017        $11,408           $12,616


NET (LOSS)/INCOME                $(1,536)        $4,863            $7,884

ADD CONVERTIBLE DEBENTURES
INTEREST AND AMORTIZATION
OF DEFERRED CHARGES, NET
OF INCOME TAXES                    4,452          4,670             4,373


	TOTAL                     $2,916         $9,533           $12,257

PER SHARE AMOUNTS:

INCOME FROM CONTINUING
OPERATIONS                          $.40           $.51              $.56


NET INCOME                          $.13           $.42              $.54